Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rocky Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Rule 457(c) and Rule 457(h)	500,000(1)	$36.82(2)	$18,410,000(2)	0.00014760	$2,717.32

Total Offering Amounts					$18,410,000		$2,717.32

Total Fee Offsets							—

Net Fee Due							$2,717.32

(1)

Represents 500,000 shares of common stock, without par value (“Common Shares”), of Rocky Brands, Inc. reserved for issuance under the Rocky Brands, Inc. 2024 Omnibus Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1934, as amended, this registration statement shall also cover an indeterminate number of additional Common Shares, as may be issuable pursuant to future stock dividends, stock splits or other similar transactions.

(2)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $36.82 per share, which is the average of the high and low prices of Common Shares on June 21, 2024, as reported on NASDAQ.